Exhibit 4.3

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

Description of the Registrant’s Capital Stock

Twenty One Capital, Inc. is incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our Certificate of Formation and Amended and Restated Bylaws (each as amended and restated and in effect on the date hereof). The terms of our common stock are therefore subject to Texas law, including the TBOC, and the common and constitutional law of Texas.

The following description summarizes the material terms of the Organizational Documents, but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Texas law and the Organizational Documents. We urge you to read the applicable provisions of Texas law and our Organizational Documents in their entirety for a complete description of the rights and preferences of our Company Stock, and the Indenture for the Convertible Notes. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Authorized Capital Stock

The authorized capital stock of Twenty One Capital consists of 5,501,000,000 shares of common stock, which include 1,000,000 shares of Preferred Stock, par value $0.01 per share, 5,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock. All outstanding shares of Twenty One Capital stock are fully paid and non-assessable.

Company Stock

Dividend Rights. Holders of shares of Class A Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company Board from time to time out of any assets or funds of Twenty One Capital legally available therefore and shall share equally on a per share basis in such dividends and distributions. Holders of shares of Class B Common Stock shall not be entitled to dividends or distributions.

Voting Rights. Holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Class A Common Stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction. Immediately at such time, when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of Twenty One Capital or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Twenty One Capital. The Amended and Restated Bylaws expressly prohibit cumulative voting.

The Company Board will be elected annually, and each director shall hold office for one year or until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal, pursuant to the terms and conditions set forth in the Organizational Documents and the Governance Agreement.

Transferability. Shares of Class A Common Stock will be freely transferable, subject to any restrictions pursuant to the TBOC and applicable federal securities laws. Transfer of shares of Class A Common Stock (i) held by Tether, Bitfinex and SoftBank are subject to the lock-up restrictions pursuant to their respective Lock-Up Agreements and (ii) received by the Sponsor pursuant to the CEP Merger and the Cantor F&F Sale will be subject to the lock-up restrictions pursuant to the Insider Letter, as amended. Subject to the Organizational Documents, shares of Class B Common Stock will not be freely transferable, except to Affiliates. If Tether, Bitfinex or SoftBank transfers any of their shares of Class A Common Stock to third parties other than their respective affiliates, then an equal number of shares of Class B Common Stock will be canceled.

Liquidation and Dissolution Rights. Subject to applicable law, upon voluntary or involuntary liquidation, dissolution or winding-up of Twenty One Capital’s affairs, after payment or provision for payment of the debts and other liabilities of Twenty One Capital, and subject to the rights of the holders of Preferred Stock in respect thereof, holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of Twenty One Capital available for distribution to its shareholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Notwithstanding anything to the contrary in the Organizational Documents, holders of shares of Class B Common Stock shall not entitled to any assets or distributions upon the liquidation, dissolution or winding-up of Twenty One Capital.

Election and Appointment of Directors. Under Texas law and the Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

The Company’s Certificate of Formation provides that holders of Class A Common Stock shall not have the right to vote in the election of directors. Each holder of Class B Common Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors. Immediately at such time when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of the Company or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of the Company.

The Company’s Amended and Restated Bylaws provide that the directors of the Company are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of the shareholders at which a quorum is present. Directors need not be shareholders of the Company or residents of the State of Texas.

Vacancies on the Board of Directors. As provided in Amended and Restated Bylaws and the Governance Agreement, any vacancies occurring on the Company Board (apart from a vacancy created by the death, disability, retirement or removal of a director appointed by Tether or SoftBank) may be filled at an annual or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office, even when the majority of the remaining directors constitute less than a quorum of the Company Board. Any director so chosen shall hold office for the remainder of the unexpired term of such director’s predecessor in office.

Amended and Restated Bylaws state that any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of the shareholders called for that purpose, or may be filled by the Company Board for a term of office continuing only until the next election of one or more directors by the shareholders. No more than two directorships vacant by reason of an increase in the number of directors may be filled by the Company Board in the time period between two consecutive annual meetings.

In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, or resignation or removal of any director appointed by Tether, Bitfinex or SoftBank, then Tether, Bitfinex or SoftBank, as applicable, will be entitled to designate for nomination an individual to fill such nominating shareholder’s vacancy. The Company Board shall take all necessary action to elect such nominee.

Removal of Directors. Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

The Amended and Restated Bylaws provide that any director or the entire Company Board may be removed with or without cause, by a vote of holders of a majority of the shares then entitled to vote at an election of the director or directors, at any meeting of shareholders called expressly for that purpose. The Governance Agreement provides that directors nominated by Tether or SoftBank may be removed from the Company Board only upon the written request or consent of Tether or SoftBank, as applicable.

Amendments to the Organizational Documents. The Amended and Restated Certificate of Formation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment with all shares voting as a single class (without providing any separate vote to nonvoting shares).

The Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide that the Company Board may amend or repeal Company’s bylaws, or adopt new bylaws unless (a) the Amended and Restated Certificate of Formation or the laws of the State of Texas reserves the power exclusively to the shareholders in whole or part; or (2) the shareholders, in amending, repealing or adopting a particular bylaw, expressly provide that the Company Board may not amend or repeal such bylaw. Furthermore, unless the Amended and Restated Certificate of Formation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of Company’s bylaws, the bylaws of Company may be amended, repealed or adopted with the approval of a majority of the shareholders entitled to vote thereon, even though the bylaws may also be amended, repealed or adopted by the Company Board.

Shareholder Action by Written Consent. Under Texas law, shareholders of a corporation may act without a shareholder meeting by unanimous written consent, without prior notice and without a vote, if the shareholders could otherwise act at a meeting of the shareholders of the corporation under either Texas law or the certificate of formation or bylaws of the corporation.

The Amended and Restated Certificate of Formation provides that while any share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and vote, or, at such time when no share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to Company at its principal office.

Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

Special Meeting of Shareholders. Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed fifty percent (50%) of the shares entitled to vote, or if no percentage is specified, at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting.

The Amended and Restated Bylaws provide that special meetings of the shareholders may be called at any time by the President, by the Company Board, or by the holders of at least thirty percent (30%) of all the shares entitled to vote at the election of directors. The notice of a special meeting shall include the purpose for which the meeting is called and the date and time of the meeting. Business transacted at the special meeting shall be confined only to the purpose or purposes stated in the notice or executed waiver of notice of such special meeting.

Record Date. Under the Amended and Restated Bylaws, the Company Board may set a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, which date may not be more than sixty (60) or less than ten (10) days before the meeting. The record date for determining shareholders entitled to call a special meeting is the date the first eligible shareholder signs the notice of that meeting.

For action by consent without a meeting, the Company Board may fix a record date for the purpose of determining shareholders entitled to consent to that action, which record date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Company Board.

For determining shareholders entitled to receive a distribution by Company (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Company Board may, at the time of declaring the distribution or dividend, set a date no more than sixty (60) days prior to the date of such distribution or dividend. If no record date is fixed for the determination of shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by Company of any of its own shares) or a share dividend, the date on which the resolution of the Company Board declaring the distribution or share dividend is adopted shall be the record date for the determination of shareholders.

Quorum. Pursuant to the terms and conditions of the Governance Agreement, and in accordance with the Amended and Restated Bylaws, a quorum of the Company Board shall be a majority of directors including: (a)(i) at least two (2) directors appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least two (2) individuals to the Company Board or (ii) one (1) director appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least one (1) individual to the Company Board; (b) one (1) director by SoftBank, if SoftBank is entitled to designate for nomination one (1) or more individuals to the Company Board; and (c) one (1) independent director. The act of such directors present at a meeting shall be the act of the Copany Board.

If the quorum of the Company Board is not met pursuant to the above sentence, Company will adjourn the meeting of the Company Board to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met for a second time, Company will adjourn the meeting of the Company Board for an additional seven (7) calendar days provided that any number of directors present at such third meeting representing at least a majority of members of the Company Board will constitute a valid quorum.

The Amended and Restated Bylaws provide that, except as otherwise provided by the Organizational Documents or the TBOC, the presence in person or by proxy of the holders of a majority of the shares entitled to vote in the election of directors constitutes a quorum for a meeting of the shareholders.

Unless otherwise required by the TBOC, or the Organizational Documents the affirmative vote of the holders of a majority of the shares entitled to vote on a matter represented at a meeting at which a quorum is present shall be the act of the shareholders with respect to that matter; and the shareholders represented in person or by proxy at a meeting at which a quorum is present may conduct any business properly brought before the meeting until adjournment, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

If a quorum is not present, the shareholders represented in person or by proxy may adjourn the meeting until a time and place determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the required number of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Notice of Shareholder Actions/Meetings. The Amended and Restated Bylaws provide that Company must give written notice not less than ten (10) and not more than sixty (60) days before the date of the meeting, personally, by electronic transmission (if consented to by a shareholder), or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the share transfer records of the Corporation, with postage prepaid. The notice shall include the place, day and hour of the meeting, the means of any remote communications by which shareholders may be considered present and may vote at the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called.

Notice of a shareholder meeting regarding a fundamental business transaction, as defined by Texas law, must be given to each shareholder of Company not later than twenty-one (21) days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law. Notwithstanding the foregoing, the Corporation will provide notice of any meeting at which proposals properly submitted by shareholders in accordance with Rule 14a-8 under the Exchange Act will be considered, in accordance with applicable law and the rules and regulations thereunder. A written waiver of any notice signed by a Company shareholder or director, before or after the time of the meeting for which notice is to be given, will be deemed equivalent to giving notice to such director or shareholder. Participation or attendance of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, unless where the shareholder or director participates in or attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened.

Advance Notice Requirements for Shareholder Nominations and Other Proposals. The Amended and Restated Bylaws provide that a notice of a shareholder for business (including, but not limited to, director nominations) shall be made in writing and received by the secretary of Company at the principal executive offices of Company not later than the 30th day nor earlier than the 60th day before the first anniversary of the date on which Company first mailed its proxy materials or a notice availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then for notice by the shareholder to be timely, it must be so received by the secretary of Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement (as defined in the Amended and Restated Bylaws) of the date of such annual meeting is first made.

In the event of a special meeting of the shareholders, such notice must be received by the secretary of Company at the principal executive offices of Company not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which the public announcement (as defined in the Amended and Restated Bylaws) is first made of the date of the special meeting and of the nominees proposed by the Company Board to be elected or re-elected at such meeting.

A shareholder’s notice must also comply with the procedural, informational and other requirements, including, but not limited to, Texas law and Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as outlined in the Amended and Restated Bylaws.

Limitation of Liability of Directors and Officers. Texas law provides that the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer; provided, that, as stated in TBOC Section 7.001, the certificate of formation may not exculpate for (1) a breach of the officer’s or director’s duty of loyalty; (2) an act or omission not in good faith that either constitutes a breach of fiduciary duty or involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director or officer received an improper benefit; or (4) an act or omission for which the liability of such director or officer is expressly provided by an applicable statute. Company’s Amended and Restated Certificate of Formation provides that its directors and officers are not personally liable to Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, to the fullest extent permitted by the TBOC. Any amendment, modification, or repeal of the foregoing sentence, unless otherwise required by law, will be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of Company existing at the time of such inconsistent repeal, amendment or adoption of such provision with respect to any act or omission prior to such amendment, modification or repeal. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Indemnification of Directors and Officers. Company’s Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide for mandatory indemnification to the fullest extent allowed by TBOC of any person who was, or is a party to, or is threatened to be a made a party to, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative), including any appeal thereof or any inquiry or investigation that could lead to such a proceeding, because such person (or a person of whom he or she is the legal representative) (a) is or was a director or officer of Company or (b) while a director or officer of Company is or was serving at the request of Company as a partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another entity, organization, or an employee benefit plan, against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. However, such indemnitee must have acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Company, and for any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful.

The right to indemnification also includes the right to be paid by Company reasonable expenses incurred by an indemnitee in defending any such proceeding in the foregoing paragraph in advance of its final disposition. However, such payment of expenses shall only be made upon delivery to Company of a (a) written affirmation by such indemnitee of his or her good-faith belief that he or she met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking, by or on behalf of such person, to repay all advanced amounts if determined such indemnitee has not met such required standard of conduct set forth in the TBOC or that such indemnification is prohibited by the TBOC.

The Amended and Restated Bylaws and Amended and Restated Certificate of Formation permit indemnification of any officer, employee or agent of Company (and any other persons to which the TBOC permits Company to provide indemnification) to the fullest extent and manner provided by the TBOC and the Amended and Restated Bylaws.

The Amended and Restated Bylaws provide that Company may purchase and maintain insurance, at its expense, to protect itself and any present or former director, officer employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss regardless of whether Company would have the power to indemnify such person against that expense, liability or loss under the TBOC.

Rights of Dissenting Shareholders. Under Texas law, a shareholder of Company has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion or sale of all or substantially all assets. However, under Texas law, a shareholder may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (a) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (b) the shareholder is not required by the terms of the plan of merger, conversion or exchange to accept for the shareholder’s ownership interest any consideration other than (i) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (A) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance or (B) held of record by at least 2,000 owners; (ii) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (iii) any combination of such ownership interests and cash.

Exclusive Forum. The Amended and Restated Certificate of Formation provide that unless Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of Company, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director, officer or other employee of Company to Company or Company’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (c) any action asserting a claim against Company or any current or former director or officer or other employee of Company arising pursuant to any provision of the TBOC or Company’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving Company governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas). This exclusive forum section does not apply, for the avoidance of doubt, to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

Stock Ownership Requirement for Derivative Suits; Waiver of Jury Trial. As permitted by the TBOC, the Amended and Restated Certificate of Formation provides that no shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of Company against any director and/or officer of Company in his or her official capacity, unless the shareholder or group of shareholders, at the time such derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent (3%) of the outstanding shares of Company, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by Company or its shareholders.

The Amended and Restated Certificate of Formation provides that unless Company consents in writing to a jury trial, Company and each shareholder, director and officer irrevocably and unconditionally waives any right to jury trial for all “internal entity claims” (as that term is defined in Section 2.115 of the TBOC), and each shareholder has agreed that such shareholder’s holding or acquisition of shares of stock of Company or, to the extent permitted by law, options or rights to acquire shares of stock of Company following the adoption of the Amended and Restated Certificate of Formation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

Waiver of Corporate Opportunities. The Amended and Restated Certificate of Formation explicitly waives corporate opportunities for Tether, SoftBank and their affiliated companies, as well as the successors, partners, principals, directors, officers, members, managers of Tether, SoftBank and their affiliated companies, including any of the foregoing who serve as officers or directors of Company, subject to certain exceptions.

Other. Company Stock has no preemptive, subscriptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

The authorized share capital of the Company includes 1,000,000 shares of Preferred Stock, par value $0.01 per share. In accordance with the terms and conditions set forth in the Amended and Restated Certificate of Formation, the Company Board may issue Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by Company Board (authority to do so being hereby expressly vested in the Company Board). The Company Board is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Registration Rights

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Twenty One Capital, the Sponsor, each Seller and SoftBank entered into the Amended and Restated Registration Rights Agreement that amended and restated the registration rights agreement entered into between CEP and the Sponsor at the time of the CEP IPO, and pursuant to which the Company (i) assumed the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Class A Common Stock and (ii) provided registration rights with respect to the resale of shares of Class A Common Stock held by the Sponsor, each Seller and SoftBank.

309,182,606 shares of Class A Common Stock are subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement, representing approximately 88% of the total issued and outstanding shares of Class A Common Stock and assuming, among other things, that no Convertible Notes are converted into shares of Class A Common Stock and that no shares of Class A Common Stock are issued pursuant to the Incentive Plan.

Convertible Notes Subscription Agreements

Pursuant to the Convertible Notes Subscription Agreements, Twenty One Capital has agreed to certain obligations to register and maintain the registration of the Convertible Notes and the shares of Class A Common Stock underlying the Convertible Notes including that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) the Resale Registration Statement registering the resale of the Convertible Notes and the shares of Class A Common Stock underlying the Convertible Notes, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved. The Convertible Notes were registered on the registration statement on Form S-1 (File No. 333-292584) filed by the Company with the SEC.

Equity PIPE Subscription Agreements

Pursuant to the Equity PIPE Subscription Agreements, CEP and the Company have agreed to use commercially reasonable efforts to cause the shares of Class A Common Stock into which the Equity PIPE Shares will be converted upon consummation of the CEP Merger to be registered on the Form S-4 Registration Statement. To the extent that any such shares of Class A Common Stock are unable to be included on the Form S-4 Registration Statement, the Company has agreed to certain obligations to register and maintain the registration of the Equity PIPE Shares, including that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Equity PIPE Shares, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved. The Equity PIPE Shares were registered on the registration statement on Form S-4 (File No. 333-290246) filed by the Company with the SEC.

Anti-Takeover Provisions

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

The Amended and Restated Certificate of Formation and Amended and Restated Bylaws, both of which are subject to the Governance Agreement, contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Twenty One Capital’s shareholders to change management or receive a premium for their shares. These non-exclusive provisions:

●	authorize the Company Board to issue shares pursuant to a resolution or resolutions for such issue of one or more series of Preferred Stock, the terms of which, including voting power, are set by the Company Board, without shareholder approval;

●	limit the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 30% of the shares of Company Stock entitled to vote at such meeting;

●	permit the Company Board to alter, amend, or repeal the Amended and Restated Bylaws or to adopt new bylaws;

●	provide that any director or the entire Company Board may only be removed from, with or without cause by a vote of the holders of a majority of the shares then entitled to vote;

●	require shareholders who wish to bring business before Twenty One Capital’s annual meeting of shareholders or nominate candidates for election as directors at Twenty One Capital’s annual meeting of shareholders to provide timely notice of their intent in writing;

●	provide that vacancies on the Company Board, including vacancies occurring by reason of removal or increase in membership, may be filled by the affirmative vote of a majority of the remaining directors, and such elected director shall be elected for the unexpired term of such director’s predecessor in office;

●	require (a) any derivative action or proceeding brought on behalf of Twenty One Capital, (b) any action asserting a claim for or based on a breach of fiduciary duty, (c) any action asserting a claim against the Company or any current or former director, officer or employee of Twenty One Capital pursuant to any provision of the TBOC or the Organizational Documents, (d) any action asserting a claim governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court in the First Business Court Division of the State of Texas (provided that if such Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if the such federal court lacks jurisdiction, the state district court of Dallas County, Texas);

●	waive the right to trial by jury for any internal entity claim;

●	limit the ability of a shareholder or group of shareholders to institute or maintain a derivative proceeding against any director or officer of Twenty One Capital to an ownership threshold of at least three percent (3%) of the outstanding shares of Twenty One Capital, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by the Corporation or its shareholders; and

●	prohibit cumulative voting in the election of directors.

Texas Law

A number of provisions of Texas law, Amended and Restated Certificate of Formation and Amended and Restated Bylaws could have an anti-takeover effect and make more difficult the acquisition of Twenty One Capital by means of a tender offer, a proxy contest or otherwise and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Twenty One Capital to negotiate first with its board of directors.

The Company is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which is referred to herein as the “Texas Business Combination Law.” This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person or an affiliate or associate of that person, who is an “affiliated shareholder”. For purposes of the Texas Business Combination Law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three (3) years, the beneficial owner of twenty percent (20.0%) or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year (3) period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if (a) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (b) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six (6) months after the affiliated shareholder became an affiliated shareholder.

Because we have a class of voting shares registered under the Exchange Act, the Company is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

●	The business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contains a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds (2/3) of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for eighteen (18) months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

●	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year (3) period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

●	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

●	a business combination of an issuing public corporation with its wholly owned Texas subsidiary, if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither the Amended and Restated Certificate of Formation or Amended and Restated Bylaws contain any provision expressly providing that the Company will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such a merger or combination would be beneficial to Twenty One Capital’s shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for Company Stock is Continental Stock Transfer & Trust Company.

Listing

Shares of Class A Common Stock are traded on NYSE under the symbol “XXI.”

Convertible Notes

The Convertible Notes are governed by the Indenture executed at Closing by the Company, the Collateral Agent and U.S. National Bank, N.A., as the Trustee.

The registered holder of a Convertible Note (the “Holder”) will be treated as its owner for all purposes.

The following summary of certain material terms and provisions of the Convertible Notes and the Indenture does not purport to be a complete description of the Convertible Notes and the Indenture, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Convertible Notes and the Indenture.

Maturity and Interest

The Convertible Notes will mature on December 1, 2030 (the “Maturity Date”) unless earlier converted, redeemed or repurchased.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semi-annually in arrears, until conversion, redemption or repurchase. Interest accrues from the issue date or from the most recent date on which interest has been paid. Interest on the Convertible Notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Additional interest will be payable upon the occurrence of an Event of Default (as defined below).

Ranking

The Convertible Notes are general senior secured obligations of Twenty One Capital and:

●	are secured on a first-priority lien basis by the Collateral; and

●	are effectively senior to all of Twenty One Capital’s unsecured senior indebtedness to the extent of the value of the Collateral.

Security

The Convertible Notes are secured by a first-priority security interest in the Collateral. The Collateral will be pledged pursuant to the Security Agreement executed at Closing by the Company and the Collateral Agent.

The “Collateral” consists of, collectively, whether now existing or hereafter from time to time arising and whether now owned or hereafter from time to time acquired by the Company: (i) the segregated accounts established by Anchorage (the “Collateral Accounts”); (ii) all Crypto Assets at any time on deposit in any Collateral Account, including all income, deposits, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing; (iii) any property into which any of the foregoing is converted, whether cash or non-cash proceeds; (iv) any and all other amounts paid or payable under or in connection with any of the foregoing; (v) all “security entitlements” (as defined in Section 8-102(a)(17) of the NYUCC) of Twenty One Capital in any and all of the foregoing; (vi) and all rights, claims and causes of action, if any, that Twenty One Capital may have against any person in respect of the foregoing.

The book value of assets comprising the Collateral may not be indicative of the fair market value of such assets, which could be substantially lower. Moreover, the value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the particular assets and availability of competing assets, general economic conditions, and the ability to realize on the Collateral as part of a going concern and in an orderly fashion to available and willing buyers and not under distressed circumstances. By its nature, large portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. Further, the ability of the Holders of the Convertible Notes to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

As such, there is no assurance that a foreclosure or other exercise of remedies after an Event of Default will result in proceeds of Collateral that are sufficient to repay the Convertible Notes, or that the amount of such proceeds so available would not be substantially less than amounts owing under the Convertible Notes. If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Convertible Notes, the Holders of the Convertible Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of Twenty One Capital. See “Risk Factors – Risks Related to the Convertible Notes – There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture.”

Use and Release of Collateral

Use of Collateral

Subject in each case to the terms of the Indenture and the Security Agreement (including the release of Collateral in compliance with the terms of the Indenture and the Security Agreement, the incurrence of Permitted Liens on the Collateral and the disposition of assets permitted under the Indenture or the Security Agreement), the Collateral Agent shall retain exclusive control of the Collateral and Anchorage shall only transfer the Collateral held in the Collateral Accounts pursuant to the instructions of the Collateral Agent made in accordance with the terms of the Security Agreement.

Release of Collateral

The Indenture and the Security Agreement provide that the liens on all or a portion of the Collateral securing the Convertible Notes will automatically be released without the need for further action by any person under any one or more of the following circumstances:

●	as of the end of each calendar quarter, if the Average Bitcoin Price is greater than the Qualifying Bitcoin Price, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Average Closing Bitcoin Price and multiplied by (y) the Collateralized Bitcoin Amount, divided by (2) the Average Closing Bitcoin Price, will be automatically and irrevocably released (each such release, a “Bitcoin Price Collateral Release”). For each calendar quarter subsequent to a Bitcoin Price Collateral Release, additional Bitcoin Price Collateral Releases will occur only to the extent that the Average Bitcoin Price calculated as of the end of such quarter exceeds the highest Average Bitcoin Price at which any previous Bitcoin Price Collateral Release occurred (the “Prior Average Bitcoin Price”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Prior Average Bitcoin Price multiplied by (y) the Collateralized Bitcoin Amount divided by (2) the Average Closing Bitcoin Price will be automatically and irrevocably released;

●	as of the end of each calendar quarter, if the Public Float is greater than the Qualifying Public Float, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Qualifying Public Float, divided by (2) the Average Closing Bitcoin Price, will be automatically and irrevocably released (each such release, a “Public Float Collateral Release”). For each calendar quarter subsequent to a Public Float Collateral Release, additional Public Float Collateral Releases will occur only to the extent that the Public Float calculated as of the end of such quarter exceeds the highest Public Float at which any previous Public Float Collateral Release occurred (the “Prior Public Float”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Company) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Prior Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released;

●	upon the full and final payment and performance of the obligations under the Indenture, the Convertible Notes and the Security Agreement;

●	in applicable part, upon the conversion, the repurchase or the redemption of any Convertible Notes pursuant to the terms of the Indenture;

●	upon satisfaction and discharge of the Indenture; and

●	with the written consent of the Holders of at least 66-2/3% in aggregate principal amount of the outstanding Convertible Notes.

Certain Limitations on the Collateral

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Twenty One Capital prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. However, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any prior liens) is not sufficient to repay all amounts due on the Convertible Notes and any other indebtedness that shares equally in the Collateral, the Holders of the Convertible Notes and such other indebtedness would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. In such event, the secured claims of the Holders of the Convertible Notes would be limited to the value of the collateral. Other consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the Holders of the Convertible Notes to receive post-petition interest, fees, and expenses and a lack of entitlement on the part of the unsecured portion of the Convertible Notes to receive “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Convertible Notes.

In addition, if the Company were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances, including the issuance of the Convertible Notes and the granting of any Collateral. Specifically, under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the issuance of the Convertible Notes (or the grant of Collateral securing such obligations) could be voided as a fraudulent transfer or conveyance if the Company or any entity providing Collateral, as applicable, (a) issued the Convertible Notes and/or granted the Collateral with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Convertible Notes and/or granting the Collateral and, in the case of (b) only, one of the following is also true at the time thereof:

●	The Company or any entity issuing the Convertible Notes or providing Collateral, as applicable, was insolvent or rendered insolvent by reason of the issuance of the Convertible Notes or the grant of Collateral;

●	the issuance of the Convertible Notes or the grant of Collateral left the Company or any of the entities issuing the Convertible Notes or providing Collateral, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

●	the Company or any entity issuing the Convertible Notes or providing Collateral, as applicable, intended to, or believed that we or such entity, would, incur debt beyond Twenty One Capital’s or such entity’s ability to pay as they mature.

If a court were to find that the issuance of the Convertible Notes or the grant of security was a fraudulent conveyance or was voidable for another reason, the court could void the payment obligations under the Convertible Notes or void the grant of collateral, or further subordinate the Convertible Notes to presently existing and future indebtedness of Twenty One Capital or grantor of Collateral or require the holders of the Convertible Notes to repay any amounts received with respect to the Convertible Notes.

Conversion

General

The Convertible Notes will be convertible into cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock, at Twenty One Capital’s election. Prior to the close of business on the Business Day immediately preceding the date that is six (6) months prior to the Maturity Date, the Convertible Notes will be convertible at the option of Holders only upon the satisfaction of certain conditions and during certain periods. Thereafter, holders of the Convertible Notes may convert their Convertible Notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the Maturity Date. The initial conversion rate was determined based on the formula set forth in the Indenture as calculated at the Closing, of 72.0841 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”). The conversion price (the “Conversion Price”) is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten (10) consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten (10) consecutive days prior to April 22, 2025, and is subject to a 30% premium.

A Holder may convert fewer than all of such Holder’s Convertible Notes so long as the principal amount of Convertible Notes to be converted is an integral multiple of $1,000.

Conversion Based on Measurement Period

Prior to the close of business on the business day immediately preceding the date that is six (6) months prior to the Maturity Date, a Holder may surrender all or any portion of its Convertible Notes for conversion at any time during the five business day period immediately after any five consecutive Trading Day (as defined below) period (the “Measurement Period”) in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price of the Class A Common Stock, as determined pursuant to the Indenture, on each such trading day and the Conversion Rate on each such trading day. “Trading Day” for purposes of determining amounts due upon conversion means a day on which (x) there is no Market Disruption Event (as defined in the Indenture) and (y) trading in the Class A Common Stock generally occurs on Nasdaq.

Conversion Based on Reported Sale Price

Prior to the close of business on the business day immediately preceding the date that is six (6) months prior to the Maturity Date, a Holder may surrender all or any portion of its Convertible Notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable trading day.

Conversion Upon Certain Distributions

If, prior to the close of business on the Business Day immediately preceding June 1, 2030, the Company elects to:

(A) issue to all or substantially all holders of the Class A Common Stock any rights, options or warrants (other than in connection with a shareholder rights plan so long as such rights have no separated from the shares of the Class A Common Stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Class A Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B) distribute to all or substantially all holders of the Class A Common Stock the Company’s assets, securities or rights to purchase securities of the Company (other than pursuant to a shareholder rights plan so long as such rights have not separated from the shares of the Class A Common Stock), which distribution has a per share value, as reasonably determined by the Company in good faith, exceeding 10% of the Last Reported Sale Price of the Class A Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify in writing all Holders of the Convertible Notes, the Trustee and the conversion agent for the Convertible Notes (if other than the Trustee) at least 25 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution (subject to further conditions as set forth in the Indenture), a Holder may surrender all or any portion of its Convertible Notes for conversion at any time until the earlier of (1) the close of business on the business day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the Convertible Notes are not otherwise convertible at such time. Notwithstanding the foregoing, Holders may not convert their Convertible Notes under if they participate at the same time and upon the same terms as holders of the Class A Common Stock and solely as a result of holding the Convertible Notes, in any of the transactions described above without having to convert their Convertible Notes as if they held a number of shares of Class A Common Stock equal to the then-effective Conversion Rate multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such Holder.

Conversion Upon Corporate Event

If a Fundamental Change or Make-Whole Fundamental Change occurs at any time prior to the close of business on the business day immediately preceding the date that is six months prior to the Maturity Date, or if the Company is party to a Share Exchange Event (subject to certain exceptions) that occurs prior to the close of business on the business day immediately preceding the date that is six months prior to the Maturity Date (each such Fundamental Change, Make-Whole Fundamental Change or Share Exchange Event, a “Corporate Event”), all or any portion of a Holder’s Convertible Notes may be surrendered for conversion at any time from or after the effective date of such Corporate Event until the earlier of (x) 35 Trading Days after the effective date of such Corporate Event (or, if the Company gives notice after the effective date of such Corporate Event, until 35 trading days after the date Twenty One Capital gives notice of such Corporate Event) or, if such Corporate Event also constitutes a Fundamental Change (subject to certain exceptions), until the close of business on the business day immediately preceding the related Fundamental Change Repurchase Date and (y) the close of business on the second scheduled trading day immediately preceding the Maturity Date.

Conversion Upon Call for Redemption

If Twenty One Capital calls any or all of the Convertible Notes for redemption pursuant prior to the close of business on the Business Day immediately preceding the date that is six months prior to the Maturity Date, then a Holder may surrender all or any part of such of its Convertible Notes as called for redemption for conversion at any time prior to the close of business on the second scheduled trading day prior to the Redemption Date, even if the Convertible Notes are not otherwise convertible at such time. After that time, the right to convert such Convertible Notes will expire, unless Twenty One Capital defaults in the payment of the Redemption Price, in which case a Holder of Convertible Notes may convert its Convertible Notes until the close of business on the scheduled trading day immediately preceding the date on which the Redemption Price has been paid or duly provided for. If Twenty One Capital elects to redeem fewer than all of the outstanding Convertible Notes for Optional Redemption, and the Holder of any Convertible Note is reasonably not able to determine, prior to the close of business on the 24th scheduled trading day immediately before the relevant Redemption Date (or if the Company delivers a notice with respect to an Optional Redemption, in accordance with the provisions of the Indenture (“Redemption Notice”), electing Physical Settlement not less than 10 nor more than 45 scheduled trading days prior to the related Redemption Date, then prior to close of business on the 9th scheduled trading day immediately before the relevant Redemption Date), whether such Convertible Note is to be redeemed pursuant to such Optional Redemption (and, as a result thereof, convertible on account of the related Redemption Notice in accordance with the provisions of the Indenture), then such Holder will be entitled to convert such Convertible Note at any time before the close of business on the scheduled trading day prior to such Redemption Date, unless Twenty One Capital defaults in the payment of the Redemption Price, in which case such Holder will be entitled to convert such Convertible Note until the close of business on the scheduled trading day immediately preceding the date on which the Redemption Price has been paid or duly provided for, and each such conversion will be deemed to be of a Convertible Note called for Optional Redemption, and such Convertible Note or beneficial interest will be deemed called for Optional Redemption solely for the purposes of such conversion (“Deemed Redemption”). If a Holder elects to convert Convertible Notes called for Optional Redemption or subject to a Deemed Redemption pursuant to the terms of the Indenture (“Called Notes”) during the related Redemption Period, the Company will, under certain circumstances, increase the Conversion Rate for such Called Notes pursuant to the terms of the Indenture. Accordingly, if the Company elects to redeem fewer than all of the outstanding Convertible Notes, Holders of the Convertible Notes that are not Called Notes will not be entitled to convert such Convertible Notes in the manner provided for Called Notes and will not be entitled to an increase in the Conversion Rate on account of the Redemption Notice for conversions of such Convertible Notes during the related Redemption Period.

Increased Conversion Rate Upon Make-Whole Fundamental Changes and Redemption Notice

If (i) a Make-Whole Fundamental Change occurs prior to the Maturity Date or (ii) the Company issues a Redemption Notice with respect to any or all of the Convertible Notes and, in each case, a Holder elects to convert its Convertible Notes “in connection with” such Make-Whole Fundamental Change or a Redemption Notice, as applicable, the Company will, under certain circumstances described in the Indenture, increase the Conversion Rate for the Convertible Notes so surrendered for conversion by a number of additional shares of Class A Common Stock (the “Additional Shares”).

A conversion of notes will be deemed to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the effective date of the Make-Whole Fundamental Change up to, and including, the business day immediately prior to the related Fundamental Change repurchase date (or, in the case of certain exempted events, up to the 35th trading day following the effective date of such Make-Whole Fundamental Change). Similarly, a conversion will be deemed to be “in connection with” a redemption if the relevant Conversion Date for conversions of notes called for redemption occurs during the period from, and including, the date Twenty One Capital provides the Redemption Notice up to, and including, the business day immediately prior to the related redemption date.

The number of Additional Shares, if any, by which the Conversion Rate will be increased will be determined by reference to a table set out in the Indenture, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective, or the date of the Redemption Notice, as the case may be, and the price paid, or deemed to be paid (as determined pursuant to the Indenture), per share of the Class A Common Stock in the Make-Whole Fundamental Change or determined with respect to the Optional Redemption, as the case may be.

Conversion Procedures

Upon conversion of any Convertible Note, and subject to the below procedures, the Company will pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Convertible Notes being converted, cash (“Cash Settlement”), shares of Class A Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Class A Common Stock (“Physical Settlement”) or a combination of cash and shares of Class A Common Stock (“Combination Settlement”), at Twenty One Capital’s election, subject to the terms set forth in the Indenture.

 As further set out in the Indenture, subject to the Company’s irrevocable election of a Settlement Method (as defined in the Indenture) pursuant to the Indenture, if, in respect of any Conversion Date, the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company, shall deliver such Settlement Notice to the Trustee, the Conversion Agent (as defined in the Indenture) and the converting Holders no later than the close of business on the Trading Day immediately following the relevant Conversion Date. If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement with respect to the relevant Conversion Date (or such period, as the case may be) and the Company shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation (as defined in the Indenture), and the Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Notes shall be equal to $1,000.

Before any Holder shall be entitled to convert a Convertible Note, such Holder must comply with the following requirements, among others set out in the Indenture:

●	in the case of a Global Note, comply DTC’s in effect at that time and, if required, pay funds equal to interest payable on the next interest payment date to which such Holder is not entitled and, if required, pay all transfer or similar taxes, if any; and

●	in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice as set forth in the Indenture (a “Notice of Conversion”), (2) surrender such Convertible Notes, duly endorsed to the Company or in blank, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next interest payment date to which such Holder is not entitled and (5) if required, pay all transfer on similar taxes, if any.

A Convertible Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth above and in the Indenture.

If a Holder has already delivered a repurchase notice in connection with the events described below under “—Repurchase at the Option of Holders” with respect to a Convertible Note, the Holder may not surrender such Convertible Note for conversion until the Holder has withdrawn the notice in accordance with the Indenture.

Once a Convertible Note is converted in accordance with the Indenture, such Convertible Note will no longer have the benefit of any security interest in the Collateral.

Twenty One Capital shall not issue any fractional share of common stock upon conversion of the Convertible Notes and shall instead pay cash in lieu of delivering any fractional share of common stock issuable upon conversion.

The Company’s settlement of the full conversion obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date.

Conversion Rate Adjustments

The Conversion Rate will be adjusted according to the terms of the Indenture upon the occurrence of certain events, as described below and in the Indenture, except that the Company will not make any adjustments to the Conversion Rate if Holders of the Convertible Notes participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of the Class A Common Stock and solely as a result of holding the Convertible Notes, in any of the transactions described below, without having to convert their Convertible Notes, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such Holder.

Dividends or distributions

Pursuant to Section 14.04(a) of the Indenture, if the Company exclusively issues shares of Class A Common Stock as a dividend or distribution on shares of the Class A Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date (before giving effect to any such dividend, distribution, split or combination); and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to such dividend, distribution, share split or share combination, as applicable, will become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described above is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Company Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Issuance of rights, options or warrants

Pursuant to Section 14.04(b) of the Indenture, if the Company issues to all or substantially all holders of the Class A Common Stock any rights, options or warrants (other than in connection with a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made pursuant to any such rights, options or warrants shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Class A Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For the purposes of adjustments pursuant to any rights, options or warrants described above, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Class A Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company Board.

Other distributions

Pursuant to Section 14.04(c) of the Indenture, if the Company distributes shares of its capital stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of the Class A Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Sections 14.04(a) or 14.04(b) of the Indenture above, (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04 (d) of the Indenture shall apply, (iii) except as otherwise set forth below, rights issued pursuant to shareholder rights plan of the Company, (iv) any dividends or distributions of Reference Property (as defined in the Indenture) in exchange for Class A Common Stock in connection with a transaction described in the Indenture and (v) Spin-Offs (as defined below) as to which the provisions set forth below shall apply (any of such shares of capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire capital stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined by the Company Board) of the Distributed Property with respect to each outstanding share of the Class A Common Stock on the Ex-Dividend Date for such distribution.

Any increase made based on the above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Convertible Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Class A Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Class A Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company Board determines the “FMV” (as defined above) of any distribution for purposes of the adjustment described above by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to Section 14.04(c) of the Indenture, where there has been a payment of a dividend or other distribution on the Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Last Reported Sale Price under the Indenture as if references therein to Class A Common Stock were to such capital stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that (x) in respect of any conversion of Convertible Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of the Convertible Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period (as defined in the Indenture) for such conversion and within the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, as of the date the Company Board determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of Section 14.04(c) of the Indenture (and subject in all respect to Section 14.11 of the Indenture regarding shareholder rights plans), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of Section 14.04(c) of the Indenture (and no adjustment to the Conversion Rate under Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under Section 14.04(c).

Cash dividend or distribution

Pursuant to Section 14.04(d) of the Indenture, if any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

Tender or Exchange Offer

Pursuant to Section 14.04(e) of the Indenture, if the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date of such tender or exchange offer to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day.

If the Company or one of its Subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer described in Section 14.04(e) of the Indenture but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or any such purchase is rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made in respect of the purchases that have been effected.

General

Notwithstanding Section 14.04 or any other provision of the Indenture or the Convertible Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) of the Indenture based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The Indenture also provides that except as stated in Section 14.04, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of Section 14.04 of the Indenture, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

Notwithstanding anything to the contrary in Article 14 of the Indenture, the Conversion Rate shall not be adjusted:

i.	upon the issuance of any shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clause (a), (b) or (c) of Section 14.04 of the Indenture;

ii.	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

iii.	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

iv.	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued (other than any rights plan as described under Section 14.04(c) of the Indenture);

v.	upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 14.04(e) of the Indenture;

vi.	solely for a change in the par value of the Common Stock; or

vii.	for accrued and unpaid interest, if any.

Notwithstanding Section 14.04 or any other provision of this Indenture or the Convertible Notes, the Company shall not be required to make an adjustment pursuant to Section 14.04 of the Indenture unless such adjustment would result in a change of at least 1% in the then-effective Conversion Rate. However, the Company shall carry forward any adjustments that the Company would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (1) in connection with any subsequent adjustment to the Conversion Rate of at least 1% (when all such carried-forward adjustments not yet made are aggregated and taken into account), (2) (x) on the Conversion Date for any Convertible Notes (in the case of Physical Settlement) and (y) on each Trading Day of any Observation Period (in the case of Cash Settlement or Combination Settlement), (3) on the Effective Date of any Fundamental Change and/or Make-Whole Fundamental Change and (4) on or after June 1, 2030 unless the adjustment has already been made. All calculations and other determinations under Article 14 of the Indenture shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder.

Exchange in Lieu of Conversion.

Pursuant to the Indenture, when a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent in writing to surrender, on or prior to the second Business Day immediately following the relevant Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to timely pay and/or deliver, in exchange for such Notes, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, that would otherwise be due upon conversion. If the Company makes an Exchange Election, the Company shall, by the close of business on the Business Day immediately following the relevant Conversion Date, notify in writing the Holder surrendering its Notes for conversion, the Trustee and Conversion Agent (if other than the Trustee) in writing that the Company has made the Exchange Election and the Company shall notify the designated institution of the Settlement Method the Company has elected with respect to such conversion and the relevant deadline for payment and/or delivery of the Conversion Consideration. If the designated institution accepts any such Notes, it shall pay and/or deliver, as the case may be, the cash, shares of Common Stock or a combination thereof due upon conversion to the Conversion Agent, and the Conversion Agent shall pay and/or deliver such cash and/or shares of Common Stock to such Holder on the third Business Day immediately following the relevant Conversion Date. Any Notes exchanged by the designated institution will remain outstanding, subject to applicable DTC procedures. If the designated institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the related Conversion Consideration, or if such designated institution does not accept the Notes for exchange, the Company shall pay and/or deliver the relevant Conversion Consideration as if the Company had not made an Exchange Election.

Recapitalizations, Reclassifications and Changes of the Common Stock

In the case of:

●	any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination or change of par value or to no par value),

●	any consolidation, merger or combination involving the Company,

●	any sale, lease or other transfer to a third party of the consolidated assets of Twenty One Capital and its subsidiaries substantially as an entirety, or

●	any statutory share exchange,

in each case as a result of which the common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “Share Exchange Event”), then, at the effective time of the Share Exchange Event, the right to convert a Convertible Note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such Share Exchange Event. If the Share Exchange Event causes the Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Convertible Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A Common Stock that affirmatively make such an election. Twenty One Capital has agreed in the Indenture not to become a party to any such Share Exchange Event unless its terms are consistent with the foregoing provisions.

Repurchase at the Option of Holders

General

Each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash on the date that is three (3) years as of the date of issuance of the Convertible Notes (the “Repurchase Date”), all or a portion of such Holder’s Notes at a repurchase price that is equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date (provided that any such accrued and unpaid interest will be paid not to the Holders submitting the Convertible Notes for repurchase on the Repurchase Date but instead to the Holders of such Convertible Notes at the close of business on the record date immediately preceding the Repurchase Date, as specified in the Indenture).

Fundamental Change Repurchase

If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Convertible Notes, or any portion thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 business days or more than 35 business days following the date of notice by the Company of a Fundamental Change at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (unless the Fundamental Change Repurchase Date falls after a record date but on or prior to the interest payment date to which such record date relates, as specified in the Indenture, in which case the Company will instead pay the full amount of accrued and unpaid interest to Holders of record as of such record date, and the Fundamental Change Repurchase Price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased).

“Fundamental Change” means the occurrence of any of the following:

(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than the Company, its direct or indirect wholly owned subsidiaries and the employee benefit plans of Twenty One Capital and its direct or indirect wholly owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Company Stock representing more than 50% of the voting power of the Company Stock;

(2)	the consummation of (A) any recapitalization, reclassification or change of the Company Stock (other than changes resulting from a subdivision or combination) as a result of which the Company Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Twenty One Capital pursuant to which the Company Stock will be converted into cash, securities or other property or assets; or (C) any sale, conveyance, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Twenty One Capital and its subsidiaries, taken as a whole, to any person other than one or more of Twenty One Capital’s direct or indirect wholly owned subsidiaries; provided, however, that neither (i) a transaction described in clause (A) or (B) in which the holders of all classes of the Twenty One Capital’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (ii) any merger of Twenty One Capital solely for the purpose of changing Twenty One Capital’s jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of the Company Stock solely into shares of common stock of the surviving entity that is “listed stock” (as defined below) and such “listed stock” becomes the reference property for the Convertible Notes, is a Fundamental Change pursuant to this clause (2);

(3)	the shareholders of Twenty One Capital approve any plan for the liquidation or dissolution of the Company; or

(4)	the Company Stock (or other common stock underlying the Convertible Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (1) or clause (2) above do not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the holders of Company Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock or other common equity that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights (subject to certain conversion provisions).

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to clause (i) of the proviso in clause (2) above).

On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, pursuant to the Indenture, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent and the Paying Agent a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time.

Repurchases of Notes upon a Fundamental Change shall be made, at the option of the Holder thereof, upon:

(i)  delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”), if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)  delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the address of the Paying Agent set forth in the Fundamental Change Company Notice, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

Optional Redemption by the Company

The Convertible Notes are not redeemable by the Company prior to the date that is three (3) years from the issue date of the Convertible Notes. On or after such date and prior to the 21st scheduled trading day immediately preceding the Maturity Date, Twenty One Capital may redeem (an “Optional Redemption”) for cash all or any portion of the Convertible Notes (subject to the Partial Redemption Limitation), at the price that is 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of record of such Notes as of the close of business on such Regular Record Date on, or at the Company’s election, before, such Interest Payment Date and the Redemption Price will be equal to 100% of the principal amount of such Notes) (such price, the “Redemption Price”), if the last reported sale price of the Company Stock has been at least 130% of the Conversion Price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Twenty One Capital provides a Redemption Notice, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Twenty One Capital provides the Redemption Notice.

In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes, it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Trustee not less than 5 Scheduled Trading Days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such Optional Redemption (a “Redemption Notice”) not less than 30 nor more than 40 Scheduled Trading Days (as defined in the Indenture) prior to the Redemption Date to each Holder of Notes so to be redeemed as a whole or in part; provided, however, that, if the Company shall give such notice, it shall also give written notice of the Redemption Date to the Trustee and the Paying Agent (if other than the Trustee).

If Twenty One Capital elects to redeem fewer than all of the outstanding Convertible Notes, at least $25,000,000 aggregate principal amount of Convertible Notes must be outstanding and not subject to Optional Redemption as of the time the Company delivers, and after giving effect to the delivery of, the Redemption Notice (such requirement, the “Partial Redemption Limitation”). If fewer than all of the outstanding Convertible Notes are to be redeemed and the Convertible Notes to be redeemed are Global Notes, the Convertible Notes to be redeemed will be selected by DTC in accordance with the applicable procedures of DTC. If fewer than all of the outstanding Convertible Notes are to be redeemed and the Convertible Notes to be redeemed are not Global Notes, the Trustee will select the Convertible Notes or portions thereof to be redeemed by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate. If any Convertible Note selected for partial redemption by the Trustee (or DTC, with respect to Global Notes) is submitted for conversion in part after such selection, the portion of the Convertible Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption, subject, in the case of Convertible Notes represented by a Global Note, to DTC’s applicable procedures.

Certain Covenants

The Convertible Notes are subject to various covenants that restrict Twenty One Capital’s ability to, among other things:

●	take certain actions that would have the result of materially impairing the security interest with respect to the Collateral;

●	incur, assume or guarantee any indebtedness secured by a lien over the Collateral; and

●	merge or consolidate with other companies or transfer all or substantially all of Twenty One Capital’s assets.

Impairment of Security Interest

Twenty One Capital may not, and may not permit any of its subsidiaries to, knowingly take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Holders, and Twenty One Capital may not, and may not permit any of its subsidiaries to, grant to any person other than the Collateral Agent, for the benefit of the Trustee, the Collateral Agent and the Holders, any interest in the Collateral; provided that the foregoing will not prohibit the release of Collateral in compliance with the terms of the Indenture, the incurrence of Permitted Liens (as defined in the Indenture) on the Collateral, the disposition of assets otherwise permitted or not prohibited under the Indenture, any amendment, extension, renewal, restatement, supplement or modification of the Security Agreement in accordance with their terms or any other action or inaction that is otherwise permitted or not prohibited by the Indenture. Twenty One Capital may not sell, transfer or otherwise dispose of any Collateral except in the limited circumstances permitted by the Indenture or the Security Agreement.

Limitation on Debt Secured by the Collateral

Twenty One Capital may not, and may not permit any of its subsidiaries to incur, assume or guarantee any indebtedness (including any additional Convertible Notes issued pursuant to the Indenture) secured by a lien (other than (i) any Permitted Lien and (ii) the Convertible Notes (excluding any additional Convertible Notes issued pursuant to the Indenture)) on the Collateral.

Merger, Consolidation or Sale of Assets

Twenty One Capital may not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another person (other than any such sale, conveyance, transfer or lease to one or more of the Twenty One Capital’s direct or indirect wholly owned subsidiaries), unless:

●	the Company is the surviving corporation (in the case of a consolidation or merger) or the resulting, surviving or transferee person, if not the Company, will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or under the laws of the Cayman Islands or Bermuda, and the successor company (if not the Company) will expressly assume all of the obligations of Twenty One Capital under the Convertible Notes, the Indenture and the Security Agreement; and

●	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture.

Event of Default

Each of the following events shall be an “Event of Default” with respect to the Convertible Notes:

●	default in any payment of interest on the Convertible Notes when due and payable, and the default continues for a period of 30 calendar days;

●	default in the payment of principal of the Convertible Notes when due and payable on the maturity date, upon any Optional Redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

●	failure by the Company to comply with its obligation to convert the Convertible Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such failure continues for a period of five business days;

●	failure by the Company to issue (i) required notices in respect of a Make-Whole Fundamental Change or a Fundamental Change when due, and such failure continues for a period of five business days or (ii) required notices with respect to certain corporate events, and such failure continues for a period of three business days;

●	failure by the Company to comply with certain of its obligations under the Indenture, including relating to consolidation, merger and sale of assets, the maintenance of security interest in the Collateral and limitation on debt secured by the Collateral;

●	failure by the Company for 60 calendar days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Convertible Notes then outstanding has been received by the Company to comply with any other covenants and obligations of Twenty One Capital contained in the Indenture or the Convertible Notes;

●	default by the Company or any significant subsidiary, or solely with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75,000,000 (or the foreign currency equivalent thereof) in the aggregate of Twenty One Capital or any significant subsidiary (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default is not cured or waived, or such acceleration is not rescinded within 30 days after written notice to the Company and the Trustee by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding determined in accordance with the Indenture;

●	the Company or any significant subsidiary commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Twenty One Capital or any significant subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Twenty One Capital or any significant subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

●	an involuntary case or other proceeding has been commenced against the Company or any significant subsidiary seeking liquidation, reorganization or other relief with respect to Twenty One Capital or significant subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Twenty One Capital or significant subsidiary or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive calendar days;

●	(i) any material provision of the Security Agreement at any time after its execution and delivery, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture and the Security Agreement, (ii) Twenty One Capital contests the validity or enforceability of the Indenture or the Security Agreement or (iii) Twenty One Capital denies in writing that it has any further liability under the Indenture or the Security Agreement, other than in accordance with the terms of the Indenture and the Security Agreement; or

●	any lien purported to be created under any Collateral Document ceases to be a valid lien on any material portion of the Collateral except (A) to the extent that any such lien is not required to be maintained pursuant to the Indenture and the Security Agreement, (B) to the extent such failure results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file UCC continuation statements, (C) to the extent such deficiency arose through no fault of Twenty One Capital and such deficiency is corrected with reasonable diligence promptly upon Twenty One Capital obtaining knowledge thereof or (D) to the extent any such failure results from acts or omissions of any secured party or from the application of applicable law.

If an Event of Default occurs, the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Convertible Notes, the whole amount then due and payable on the Convertible Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Convertible Notes at such time (to the extent such interest on overdue principal and interest is permitted by law), and, in addition thereto, such further amount as sufficient to cover any amounts due to the Trustee under the Indenture. If Twenty One Capital fails to pay such amounts upon demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Convertible Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of Twenty One Capital or any other obligor upon the Convertible Notes, wherever situated.

Subject to certain exceptions, the Holders of a majority of the aggregate principal amount of the Convertible Notes at the time outstanding determined in accordance with the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Convertible Notes; provided, however, that (a) such direction is not in conflict with any rule of law or with the Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no obligation to make such determination). Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification or security satisfactory to it against loss, liability and expense.

The Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding (determined in accordance with the Indenture and including waivers obtained in connection with a repurchase or, or tender or exchange offer for, Convertible Notes) may direct the Trustee and/or the Collateral Agent in connection with any action required or permitted by the Indenture and the Security Agreement and may on behalf of the Holders of all of the Convertible Notes waive any past Default or Event of Default under the Indenture and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price, any Repurchase Price and any Fundamental Change Repurchase Price) of, the Convertible Notes when due that has not been cured pursuant to the provisions the Indenture, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Convertible Notes or (iii) a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder of an outstanding Convertible Note affected.

Modification and Amendment

The Indenture and the Security Agreement may be amended with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Convertible Notes then outstanding. However, without the consent of each Holder of an outstanding Convertible Note affected, no amendment may, among other things:

(i) reduce the amount of Convertible Notes whose Holder must consent to an amendment; (ii) reduce the rate of or extend the stated time for payment of interest on the Convertible Notes; (iii) reduce the principal of or extend the Maturity Date of the Convertible Notes; (iv) except as required by the Indenture, make any change that adversely affects the conversion rights relating to the Convertible Notes; (v) release any of the Collateral, except as expressly permitted under the Indenture and the Security Agreement; (vi) reduce the Redemption Price, the Repurchase Price or the Fundamental Change Repurchase Price of any Convertible Note or amend or modify in any manner adverse to the Holders Twenty One Capital’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; (vii) make any Convertible Note payable in a currency, or at a place of payment, other than that stated in the Convertible Note; (viii) change the ranking of the Convertible Notes in any manner adverse to Holders; (ix) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; (x) make certain changes with respect to provisions relating to supplemental indentures that require each Holder’s consent or in the waiver provisions in the Indenture; (xi) contractually subordinate the Convertible Notes in right of payment or contractually subordinate the liens securing the Convertible Notes to liens securing other indebtedness; or (xii) amend or modify the amendment provisions of the Indenture or any other provision specifying the number or percentage of Holders required to waive, amend or modify any rights under this Indenture.

Twenty One Capital may amend the Indenture and the Security Agreement without prior notice to or consent of any Holder for a number of customary purposes, including (but not limited to): to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor company of the obligations of Twenty One Capital under the Indenture, the Security Agreement and the Convertible Notes; to add guarantees; to make, complete or confirm any grant or release of Collateral; to add to the covenants or Event of Default for the benefit of Holders or surrender any right or power conferred upon Twenty One Capital; to make any change that does not adversely affect the rights of any Holder as determined by the Company in good faith; to comply with the rules of DTC; to add additional assets as Collateral; to appoint a successor trustee; to increase the Conversion Rate; to provide for the acceptance of appointment by a successor trustee, collateral agent, registrar, paying agent, bid solicitation agent or conversion agent; to irrevocably elect or eliminate one of the Settlement Methods and/or irrevocably elect a maximum cash amount per $1,000 principal amount of Notes to be received upon conversion, to the extent that no election or deemed election has been effected in those respects; to comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder; or to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

Governing Law

The Indenture, the Convertible Notes and the Security Agreement are governed by, and construed in accordance with, the laws of the State of New York.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Common Stock for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Class A Common Stock then outstanding; or

●	the average weekly reported trading volume of Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.